UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

                     CERTIFICATION AND NOTICE OF TERMINATION
                       OF REGISTRATION UNDER SECTION 12(g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                      OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number 0-29292

                      PA CONSULTING GROUP (HOLDINGS), INC.
             (Exact name of registrant as specified in its charter)

                        1530 Wilson Boulevard, Suite 400
                           Arlington, Virginia 22209
                                 (703) 351-0300
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.01 per share
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)         |X|              Rule 12h-3(b)(1)(i)         |_|
Rule 12g-4(a)(1)(ii)        |_|              Rule 12h-3(b)(1)(ii)        |_|
Rule 12g-4(a)(2)(i)         |_|              Rule 12h-3(b)(2)(i)         |_|
Rule 12g-4(a)(2)(ii)        |_|              Rule 12h-3(b)(2)(ii)        |_|
                                             Rule 15d-6                  |_|

      Approximate number of holders of records as of the certification or notice date: 1

      Pursuant to the requirements of the Securities Exchange Act of 1934, PA Consulting Group (Holdings), Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 27, 2000             By: /s/ Geoffrey Bobsin
                                       --------------------------------
                                       Geoffrey Bobsin
                                       Senior Vice President and Chief Financial
                                       Officer